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                                                                    Exhibit 99.4


For Immediate Release                   For Further Information Contact:
Monday, January 3, 2000                 Robert E. Phaneuf
                                        Vice President - Corporate Development
                                        (918) 592 - 0101



                    VINTAGE PETROLEUM ANNOUNCES THE PURCHASE
                      OF PROPERTIES IN CALIFORNIA AND THE
                          SALE OF CERTAIN OTHER ASSETS

     Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced that it has purchased from Nuevo Energy Company and its affiliate certain oil and gas producing properties and facilities located in the Ventura basin of Southern California for $29.6 million in cash, at closing, subject to customary post-closing adjustments.

     This acquisition increases the company's significant producing presence in the Ventura basin and is expected to contribute to meaningful efficiencies and cost savings. The properties acquired consist of thirteen mature onshore fields in which the company has an average working interest of 94 percent. Vintage will operate 90 percent of the wells, which have total current net daily production averaging approximately 2,190 barrels of mid-gravity crude oil and natural gas liquids and 3,000 Mcf of gas. The crude oil and liquids currently sell at a blended average discount of $4.30 per barrel to the NYMEX reference price of oil. Natural gas realizations per Mcf at the wellhead are currently at a 10 percent premium to the NYMEX reference price for gas as a result of the high BTU content of the gas.

                                    - More -

     "We think this is a good example of capitalizing on rationalization occurring in a Vintage core area. Since these properties are nearby and adjacent to our existing properties, we expect to achieve operating cost efficiencies with minimal requirements
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for additional overhead or infrastructure costs," said S. Craig George, CEO. In addition to the West Coast, other core areas are East Texas, Gulf Coast and Mid-Continent areas of the U.S. and internationally, Argentina and Bolivia.

Vintage Sells Certain Gas Properties

     Vintage also announced that it has sold its interest in a group of properties located in northern California's Sacramento basin to Calpine Corporation for $70.0 million, subject to consents and customary post-closing adjustments. In a separate transaction with an undisclosed buyer, the company sold certain royalty interests in Los Angeles county, California for $8.2 million. Combined, Vintage estimates the properties sold account for proved reserves of approximately 32.5 billion cubic feet of gas and 680 thousand barrels of oil. Net daily production from the properties sold totals approximately 250 barrels of oil and 14.3 million cubic feet (MMcf) of gas. The sales are expected to result in after tax gains totaling approximately $28 million, or $0.43 a share.

     A portion of the proceeds from these property sales were used to purchase the properties from Nuevo. Sales proceeds in excess of the Nuevo acquisition costs will be used to reduce Vintage's net debt position if additional acquisitions are not consummated in the near future. "The application of funds is consistent with Vintage's goal to reduce leverage ratios," said S. Craig George, CEO. The company's net debt-to-book capitalization ratio at September 30, 1999, pro forma for the closing of these transactions,

                                    - More -

would be approximately 60 percent compared to about 64 percent as reported at the end of the third quarter. As a result of these transactions, the company's borrowing base under its credit facility has been revised to $545 million, providing the company over $290 million of unused availability.

     Vintage has realized $88.0 million from divestitures since beginning its divestiture program in the second quarter of 1999. In addition to these transactions, Vintage plans to continue to identify and sell approximately $30 to $55 million of non-
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strategic property interests by year-end 2000 to aid in achieving its goal of lowering its debt-to-book capitalization ratio to the low-to-mid 50's percent range.

Growth Targets for 2000 Revised Slightly

     Due to the impact of this acquisition, the previously announced acquisition of additional interests in Ecuador, divestiture transactions, other results to date and the company's current outlook, the company's targets for the year 2000 including its capital spending plans have been revised slightly as shown in the accompanying table. Targeted production was increased by approximately five percent from the previous goal while only slightly changing average company-wide price differentials for oil and gas realizations relative to the respective NYMEX reference prices. Per BOE rates for DD&A, lease operating costs and general and administrative costs are targeted to be flat to slightly lower than prior expectations as a result of the increase in anticipated BOE of production. With the increased production target for 2000, the company has also increased its target for cash flow by eight percent to $200 million, or $3.10 per share, assuming 64.5 million shares outstanding and average NYMEX reference prices for oil and gas of $20.00 per barrel and $2.50 per MMBtu, respectively.

                                    - More -

Forward-Looking Statements

     This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address future production and costs, reserve potential, exploitation activities, capital budget, NYMEX reference prices, company realized prices, financial targets, expected gains on property sales, and sales of properties and other future events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results
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or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include the failure to obtain necessary consents associated with the property sales, oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

     Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. The company is headquartered in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.

                                -Table Follows-
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                            VINTAGE PETROLEUM, INC.
                               TARGETS FOR 2000
                               ----------------


                                                                                       2000
                                                                                     Target

Oil production (MMBbls):
   U.S.                                                                                 9.0
   Argentina                                                                           10.2
   Other                                                                                1.8
   Total                                                                               21.0

Gas production (Bcf):
   U.S.                                                                                39.4
   Argentina                                                                            7.9
   Bolivia                                                                              9.4
   Total                                                                               56.7

Total MMBOE                                                                            30.4

Net realized price as a percent
 of NYMEX - Total Company:
   Oil                                                                                   83%
   Gas                                                                                   79%

DD&A per BOE                                                                          $3.40
LOE per BOE                                                                           $4.60
G&A per BOE                                                                           $1.20

Cash flow (before working capital changes)                                     $200 million
Capital Spending Budget                                                        $135 million

NYMEX :
     Oil - Average of the daily settlement price for the near-month contract for light crude oil as quoted on the New York Mercantile Exchange.

     Gas - Average of the settlement price per MMBtu for the last 3 trading days for the applicable contract month for natural gas as quoted on the New York Mercantile Exchange.

Targets are based on an assumed average Year 2000 NYMEX oil and gas price of $20.00 per barrel and $2.50 per MMBtu, respectively.

See "Growth Targets for 2000 Revised Slightly" and "Forward-Looking Statements" elsewhere in this release.